SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Intermediate
Muni Fund Inc. was held on March 27, 2015, for the purpose of considering and voting upon the election of Directors.
The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees
Common Shares
and Preferred
Shares
(together,
as a single
class)
Votes For
Common Shares
and Preferred
Shares
(together,
as a single
class)
VotesWithheld
Robert D. Agdern
12,888,297
299,296
Kenneth D. Fuller
12,873,291
314,302
Eileen A. Kamerick
12,880,494
307,099
Riordan Roett
12,853,973
333,620


At May 31, 2015, in addition to Robert D. Agdern, Kenneth D.
Fuller, Eileen  A. Kamerick and Riordan Roett the other
Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Leslie H. Gelb
William R. Hutchinson